April 25, 1996


Mr. Arthur M. Loewenthal
Senior Vice President
The CIT Group
Capital Equipment Financing, Inc.
1211 Avenue of the Americas
New York, NY   10036

Dear Art:

This letter will document the terms of the restructure of the Loan and Security Agreement dated as of March 10, 1995, between the CIT Group/Equipment Financing, Inc. and Ultra Pac, Inc. which we have discussed. The restructure will be upon the following terms and conditions:

1. Interest only payments on the total principal amount outstanding shall be payable monthly from January 15, 1996, through December 15, 1996.

2. All past interest will be brought current within five days of completing the documentation of this restructure, to be funded out of the new bank line supplied to Ultra Pac, Inc. by Norwest Bank, N.A.

3. The CIT Group's deferral of debt will be cross defaulted with all other creditors who are granting deferrals.

4. The CIT Group waives all defaults, violations of covenants and other violations of the lease arising or occurring prior to the date of this letter. In addition, the CIT Group approval is subject to mutually agreeable negotiated financial covenants which will not be more restrictive than those with Norwest Bank or Norwest Credit, Inc.

5. Payments of principal will again commence January, 1997. The deferred principal amount will be due on the final installment date of the respective A Equipment Loan and B Equipment Loan.

6. The Company agrees to provide a cash recapture to the CIT Group to be applied to the deferred principal payments for the two years ending January 31, 1997 and 1998, as follows. To the extent the Company has availability under its revolving credit facility in excess of $2,000,000, 50% of that excess will be remitted to the CIT Group following completion of the Company's audited financial statements. The repayment will not exceed $600,000 annually and in the aggregate no more than the deferred amount, and will not be made if it puts the Company in violation of its covenants or causes an event of default with any of its lenders.

7. Ultra Pac, Inc. will provide to The CIT Group, in consideration for the deferral, a warrant to purchase 49,000 shares of Ultra Pac, Inc. common stock at current market value. The warrant will be on the same terms as the warrants issued to other creditors who are granting debt deferral to Ultra Pac, Inc.

8. The transaction will be documented in form and format acceptable to The CIT Group and its counsel.

To reflect your agreement to the foregoing, I would appreciate it if you would sign one copy of this letter and return it to the undersigned. Please return your acceptance by no later than Thursday, April 25, 1996, at 5:00 PM.

Sincerely,                                       Agreed to The CIT Group/Capital
                                                   Equipment Financing, Inc.


Brad C. Yopp                                     By: /s/ Arthur M. Loewenthal
Chief Financial Officer for Ultra Pac, Inc.          Its: SVP